Exhibit 10.1

METACRINE, INC.

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is made as of March 10, 2021 (the “Effective Date”) by and between Metacrine, Inc., a Delaware corporation (the “Company”) located at 3985 Sorrento Valley Blvd, Suite C, San Diego, California 92121, and Jeff Jonker (“Consultant”) an individual.

Whereas, the Company and Consultant entered into that certain Consulting Services Agreement dated December 9, 2020 (the “Original Agreement”); and

Whereas, the parties desire to amend certain terms of the Original Agreement.  Accordingly, Company and Consultant agree as follows:

1.Engagement of Services.  Consultant agrees to provide consulting services to Company as described in Exhibit A hereto (collectively, the “Services”) during the term of this Agreement.  It is anticipated that Consultant will provide up to eight (8) hours of Services per week. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Company’s prior written consent as it in its sole discretion determines.  Consultant shall at all times use commercially reasonable best efforts and all due diligence in performing the Services. All Services shall be performed in accordance with (i) generally accepted professional standards and applicable laws, rules and regulations; (ii) Company policies and procedures; and (iii) to Company’s reasonable satisfaction. To the extent any of the Services require Consultant to possess any professional or other licenses, Consultant shall maintain such licensure(s) in good standing throughout the Term (as defined herein).

2.Compensation.  In consideration of satisfactorily performing the Services, Company will pay to Consultant the fees on the schedule specified in Exhibit A hereto (“Fees”).  Company will reimburse reasonable out-of-pocket expenses, if any, incurred by Consultant in the performance of the Services provided such are pre-approved in writing by Company (“Authorized Expenses”) (Fees and Authorized Expenses, collectively, the “Compensation”). The Compensation shall be Consultant’s sole remuneration unless the parties agree otherwise in writing. Consultant shall submit invoices to Company on a monthly basis for all Services provided and Authorized Expenses incurred during the preceding month. Each invoice shall include a detailed description of the Services performed delineated by project or task, as applicable, and a detailed description of the Authorized Expenses with all required receipts. All invoices must be sent to: ap@metacrine.com. Payment terms are net thirty (30) days. Consultant understands that Company will report Consultant’s compensation and reimbursed expenses under this Agreement to the extent Company, in its sole opinion, believes that it is required to do so by applicable laws or regulations.

3.Independent Contractor Relationship.  Consultant’s relationship with Company will be that of an independent contractor and not an employee of Company for any purpose.  Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company.  Consultant will not be entitled to any of the benefits that

Company may make available to its employees.  Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf.  Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest.

4.	Confidentiality.

4.1Definition. “Proprietary Information” means: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and nonpublic financial statements, licenses, prices and costs, suppliers, partners and customers; and (c) information regarding the skills and compensation of other employees of Company. In addition, and notwithstanding any other provision of this Agreement to the contrary, Inventions and Materials (defined below) shall constitute Proprietary Information.

4.2Non-Use and Non-Disclosure. Consultant agrees that during the Term of this Agreement and for a period of five (5) years after the termination hereof, that it will take all steps reasonably necessary to hold Company’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent.  Consultant agrees that Proprietary Information shall remain the sole property of Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Proprietary Information.

4.3Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

4.4Return of Information. Consultant shall upon termination of this Agreement or as earlier requested by Company, return to Company any and all parts of the Proprietary Information provided by Company and will return or destroy (and provide a certificate of destruction) any copies or other tangible or electronic embodiments thereof; provided that Consultant may retain one (1) copy of Company’s Proprietary Information for archival purposes, subject to the ongoing obligations of nondisclosure and nonuse.  In the event Consultant has any additional copies on Consultant’s standard computer backup systems, if not possible to destroy those copies, Consultant must ensure that access to those backup copies is denied.

5.	Intellectual Property.

5.1Ownership of Inventions and Materials. As used herein “Inventions and Materials” means all works conceived, created, produced, discovered or tendered by Consultant pursuant to this Agreement in performing the Services hereunder, including without limitation, any copyrightable material, deliverables, software, notes, records, writings, reports, programs, drawings, designs, inventions, improvements, developments, discoveries, trade secrets, etc. in all media formats (paper, computer file, disk, tape, etc.)  Consultant agrees that all such Inventions and Materials are the sole and exclusive property of Company.  Consultant shall promptly disclose all Inventions and Materials to Company and hereby irrevocably assigns, sells and transfers exclusively to Company all right, title, and interest including, without limitation all copyrights and worldwide intellectual property rights for perpetuity (or for the longest period of time otherwise permitted by law) in the Inventions and Materials.  For avoidance of doubt, Inventions and Materials shall not include any pre-existing works (or inventions thereto) independently developed by Consultant outside of the course and scope of this Agreement and made without the use of any Company Proprietary Information, materials, supplies, facilities or equipment, the title and interest of which shall vest in Consultant. Consultant warrants and represents that none of the Services or any Inventions or Materials provided to Company hereunder shall infringe or misappropriate any third-party intellectual property rights.

5.2Assignment. Consultant agrees to assign (or shall cause to be assigned) and does hereby assign fully to Company all Inventions and Materials and any copyrights, patents, trade secrets, mask work rights and other intellectual property rights relating thereto. Consultant shall deliver the originals and all copies of the same to Company upon the termination of this Agreement. Consultant hereby assigns and agrees to assign to Company or its designee all rights including copyright in any such information and materials.

5.3Assistance. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure Company’s rights in the Inventions and Materials and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions and Materials, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  Consultant agrees that if Company is unable because of Consultant’s unavailability, dissolution,  incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions and Materials assigned to Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

5.4License. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Inventions and Materials developed hereunder any invention, improvement, development concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, perpetual, irrevocable, worldwide license, with right to sublicense, to reproduce, prepare derivative works of, publicly perform, publicly display in any form or medium, whether now known or later developed, distribute (by any means known or hereafter developed, including without limitation electronic and Internet distribution), make have made, use, sell, offer for sale, and import such item as part of or in connection with such Inventions and Materials.

5.5Publications. Consultant shall not present or publish, or submit for publication, any work describing or resulting from the Services without the prior written consent of Company.

6.Conflict of Interest.  Consultant represents and warrants that the terms of this Agreement do not violate the terms of any other contractual or legal obligation Consultant may owe to any employer, affiliated institute or other third party or any applicable policy of such employer, affiliated institution or third party. Consultant agrees, during the term of this Agreement, not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of Services rendered for Company.  In no event shall Consultant use in the performance of the Services, disclose to Company, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.  Consultant will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of suit, arising out of or in connection with any violation or claimed violation by Company of such third party's rights resulting in whole or in part from Company's use of the work product or deliverables provided by Consultant under this Agreement.

7.Sanctions or Debarment. Consultant represents and warrants that Consultant is not and has never been: (i) sanctioned by the Office of Inspector General (“OIG”) of the Department of Health and Human Services, barred from participating in government health care programs, or convicted of a criminal offense with respect to health care reimbursement; or (ii) debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, or a stockholder in, or otherwise affiliated with any person or entity who has been so debarred. Consultant shall immediately notify Company, in writing, if the foregoing representation becomes untrue, or if Consultant is notified by the OIG, the FDA or other enforcement agency that an investigation of Consultant has begun which could lead to such sanction, debarment or conviction.

8.Compliance with Law. Each party shall perform its obligations under this Agreement in compliance with all applicable federal and state laws, regulations, guidance, and ethical standards. The parties acknowledge and agree that the Services do not involve the counseling or promotion of any activity that violates any state or federal law.

9.Termination.

9.1Term.  The term of this Agreement shall commence on December 9, 2020 and shall remain in full force and effect until May 9, 2021 unless terminated earlier as set forth below (“Term”).

9.2Termination of Agreement.  Either party may terminate this Agreement for convenience, for any or no reason, at any time upon thirty (30) days prior written notice to the other party.  Either party may terminate this Agreement for cause upon written notice to the other party, if the other party breaches this Agreement and does not cure the breach within thirty (30) days following receipt of written notice thereof from the non-breaching party.  Such right to terminate this Agreement for cause shall be in addition to any other remedies available to the terminating party at law or in equity.

9.3Noninterference with Business.  During the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement by either party, Company and Consultant agree not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual, or other relationship with the non-soliciting party.

9.4Pre-Existing Rights; Survival.  The termination of this Agreement shall not affect in any way the rights and obligations of either party which have accrued prior to such event or in connection therewith.  The following provisions shall survive termination of this Agreement and all definitions necessary to interpret the foregoing:  Sections 3, 4, 5, 6, 9.3, 9.4 and 10.

10.	General Provisions.

10.1Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents.

10.2Insurance. Upon Company’s written request to Consultant, Consultant shall secure and maintain at Consultant’s expense commercial general liability and professional liability (errors and omissions) insurance in an amount adequate to cover all loss, damage, liability or costs with respect to the Services performed hereunder within thirty (30) days of such written request.  Such insurance shall be with insurers with an A.M. Best rating of A-VIII or better, or equivalent from another rating body.  If any insurance required hereunder is on a “claims made basis,” Consultant shall arrange for an extended reporting period for four (4) years after the termination of this Agreement. At Company’s request, Consultant shall furnish to Company true and correct copies of the certificates of insurance indicating such coverage.

10.3Product Information/Adverse Event Reporting. To the extent any Services performed by Consultant pursuant to this Agreement result in Consultant’s collection, receipt or other form of knowledge of any information about Company’s medicinal or biological product(s) (“Product(s)”), from any source, in any form, relating to a Medication Error, Product Adverse Events, Product Quality Complaints, and/or Pregnancy Information (“Reportable Information”), Consultant represents and warrants that it shall cooperate with Company as set forth in this provision.  Consultant shall preserve the original record of such Reportable Information and within one (1) business day of the day on which such Reportable Information was received or otherwise became known to Consultant, submit a copy of such records and information to Company:  (i) identifying and providing full contact information for both the person receiving the Reportable Information and the Consultant personnel submitting it to Company; (ii) stating the date on which the Reportable Information was received by Consultant, and (iii) describing the Product(s) in question and the event underlying the Reportable Information, including identifying the subject thereof.  For purposes of this Section, the capitalized terms used herein shall have the following definitions: (1) an “Adverse Event” is any undesirable event or experience associated with the use of Product(s) in humans, whether or not expected, and whether or not considered related to or caused by the Product(s), including, but not limited to, an event or experience that occurs in the course of the use of the Product(s) in professional medical practice, including without limitation, from overdose whether accidental or intentional, from abuse, from withdrawal, from a failure of expected pharmacological or biological therapeutic action of the Product(s); (2) a “Medication Error” is any preventable event that may cause or lead to inappropriate medication use or patient harm while the medication is in the control of the health care professional, patient, or consumer (whether related to professional medical practice, health care products, procedures, and systems including: prescribing, order communication, product labeling, packaging, and nomenclature, compounding, dispensing, distribution, administration, education, monitoring; and use of Product(s) or otherwise); (3) “Pregnancy Information” is any information pertaining to a patient’s experience with Product(s) during or affecting pregnancy and (4) a “Product Quality Complaint” is any expression of dissatisfaction with the quality of a Product(s) or a reported failure of Product(s) attributes or specifications.

10.4Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.5No Assignment.  This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means.

10.6Notices.  All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given.  If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.  The mailing address for notice to either party will be the address shown on the signature page of this Agreement.  Either party may change its mailing address by notice as provided by this section.

10.7Legal Fees.  If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

10.8Injunctive Relief.  A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

10.9Waiver.  No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.  Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.10Entire Agreement.  This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior discussions between the parties.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  The terms of this Agreement will govern all Services undertaken by Consultant for Company.

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In Witness Whereof, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

Metacrine, Inc.

By:	/s/ Preston Klassen
Preston Klassen, President and CEO

Address:   3985 Sorrento Valley Blvd, Suite C, San Diego, CA 92121

Consultant

By:	/s/ Jeff Jonker
Jeff Jonker

EXHIBIT A

SERVICES

Consultant will provide one or more of the following services, as reasonably requested by Company:

•	Serve as a senior advisor to the Company in the area of corporate and business development.
•	Other projects to be determined by mutual agreement between Consultant and the Chief Executive Officer or their designee.

Compensation:

A.Company will pay Consultant a consulting fee of ten thousand dollars ($10,000) per month during the Term.  It is anticipated that Consultant will provide up to eight (8) hours of Services per week. The Consulting fee shall be payable monthly within 30 days of Company receiving an invoice from Consultant detailing the Services provided and the time spent providing such Services, and all of which fees shall be net of any withholding taxes (if applicable).

B.Company will reimburse Consultant for all reasonable expenses, including non-local travel, incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from Company’s Chief Executive Officer or authorized representative prior to incurring such expenses and submits receipts for such expenses to Company in accordance with Company policy.